Exhibit 5.1

111 S. Calvert Street
27th Floor
Baltimore, MD 21202-6174
Tel 410.528.5600
Fax 410.528.5650
www.ballardspahr.com

November 25, 2024

SL Green Realty Corp.

One Vanderbilt Avenue

New York, New York 10017

Re:	SL Green Realty Corp., a Maryland corporation (the “Company”) – Issuance and sale of up to 5,822,784 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-283381) filed with the United States Securities and Exchange Commission (the “Commission”) on or about November 21, 2024 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for purposes of this opinion, we have examined the following documents (hereinafter collectively referred to as the “Documents”):

(i)	the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on July 11, 2014, Articles of Amendment filed with the Department on July 13, 2017, two Articles of Amendment filed with the Department on January 15, 2021 and two Articles of Amendment filed with the Department on January 20, 2022;

BALLARD SPAHR LLP

SL Green Realty Corp.

November 25, 2024

(ii)	the Fifth Amended and Restated Bylaws of the Company adopted on December 21, 2018, as amended by the First Amendment to Fifth Amended and Restated Bylaws, effective as of May 11, 2020 (the “Bylaws”);

(iii)	resolutions adopted by the board of directors of the Company, or a duly authorized committee thereof, on or as of November 13, 2024 and November 21, 2024 (collectively, the “Directors’ Resolutions”);

(iv)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

(v)	the Registration Statement and the related base prospectus dated November 21, 2024 and the prospectus supplement relating to the offer and sale of the Shares, each in the form filed or to be filed with the Commission;

(vi)	a Certificate of Officers of the Company, dated as of a recent date, executed by two officers of the Company (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date hereof, and certifying as to the manner of adoption or approval of the Directors’ Resolutions and the authorization of the issuance of the Shares; and

(vii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

SL Green Realty Corp.

November 25, 2024

(d)	all certificates submitted to us, including but not limited to the Officers’ Certificate, are true and correct, both when made and as of the date hereof;

(e)	none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

(f)	none of the Shares will be issued or transferred in violation of the provisions of Article VI of the Charter captioned “Restriction on Transfer, Acquisition and Redemption of Shares”.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The issuance and sale of the Shares have been duly authorized, and, when issued and delivered against payment therefor in accordance with the Directors’ Resolutions, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

SL Green Realty Corp.

November 25, 2024

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference into the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Ballard Spahr LLP